UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 11, 2008

ADVENTRX Pharmaceuticals, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32157	84-1318182
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6725 Mesa Ridge Road, Suite 100, San Diego, California		92121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	858-552-0866

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 11, 2008, the letter agreement governing the terms of separation of employment between Gregory P. Hanson and ADVENTRX Pharmaceuticals, Inc. (the "Company") became effective (the "Separation Letter"). Mr. Hanson previously served as the Company’s Chief Financial Officer, Treasurer and Senior Vice President and his departure from the Company was effective April 2, 2008. The terms of Mr. Hanson’s separation, as provided in the Separation Letter, are substantially identical to those set forth in Mr. Hanson’s offer letter from the Company, dated December 13, 2006, and in the stock option agreement between Mr. Hanson and the Company relating to the stock option granted to him in December 2006 in connection with the commencement of this employment. Both the offer letter and the stock option agreement have been filed previously with the Securities and Exchange Commission.

As set forth in the Separation Letter, in exchange for a mutual release, beginning in April 2008, the Company will pay Mr. Hanson an aggregate of $125,000, which is equal to six months of Mr. Hanson base salary in effect at the time of termination, less applicable payroll deductions and required withholdings, in substantially equal installments in accordance with the Company’s standard payroll practices over the Company’s next 13 pay periods. In addition, the Company will pay Mr. Hanson $20,997, less applicable payroll deductions and required withholdings, which the Company and Mr. Hanson agreed satisfies in full the Company’s obligation to pay all costs that the Company would otherwise have incurred to maintain Mr. Hanson’s health, welfare and retirement benefits if Mr. Hanson had continued for six continuous months after Mr. Hanson’s termination date. The Company will pay the $20,997 amount in substantially equal installments commencing on and continuing in accordance with the same schedule described above with respect to payment of Mr. Hanson’s base salary. Furthermore, the Company accelerated the vesting and extended the time to exercise vested shares under the stock option granted to Mr. Hanson in December 2006 in connection with the commencement of his employment. Under this option, Mr. Hanson was granted the right to purchase up to 250,000 shares of the Company’s common stock at a price of $2.57 per share, which right was subject to a vesting schedule. As of Mr. Hanson’s termination date, this option was vested as to 78,125 shares and unvested as to 171,875 shares. Pursuant to the Separation Letter, the Company accelerated vesting as to 31,250 of the unvested shares, which resulted in this option being vested as to a total of 109,375 shares, and extended the time for Mr. Hanson to exercise the vested shares under this option through September 29, 2008. The Separation Letter also requires that Mr. Hanson continue to maintain the confidentiality of all confidential and proprietary information of the Company.

In addition, the Company and Mr. Hanson entered into a consulting agreement (the "Consulting Agreement") pursuant to which Mr. Hanson will provide consulting services on an as-needed basis as requested by the Company and the Company will pay Mr. Hanson (a) for the first ten hours of service in a particular calendar month, $250 per hour and (b) for any time beyond ten hours in a particular calendar month, $150 per hour. Unless otherwise agreed by the Company and Mr. Hanson in writing, the Company’s maximum liability to Mr. Hanson for all services performed during the term of the Consulting Agreement shall not exceed $20,000. Either party may terminate the Consulting Agreement upon written notice, except that Mr. Hanson may not terminate it, other than for the Company’s failure to pay him as set forth in the Consulting Agreement, prior to December 31, 2008. In connection with the Consulting Agreement, the Company and Mr. Hanson also entered into a confidential information and invention assignment agreement, in substantially the same form the Company’s uses with respect to its other consultants.

The description of the Separation Letter and the Consulting Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the Separation Letter and the Consulting Agreement, which are filed hereto as Exhibit 10.1 and Exhibit 10.2 and are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The list of exhibits called for by this Item is incorporated by reference to the Exhibit Index filed with this report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVENTRX Pharmaceuticals, Inc.

April 16, 2008	By:	/s/ Patrick L. Keran

Name: Patrick L. Keran
Title: Vice President, Legal

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Exhibit Index

Exhibit No.	Description

10.1	Letter agreement regarding terms of separation between Gregory P. Hanson and ADVENTRX Pharmaceuticals, Inc., dated April 2, 2008
10.2	Consulting Agreement between Gregory P. Hanson and ADVENTRX Pharmaceuticals, Inc., dated April 2, 2008